Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

STATE OF
NAME OF SUBSIDIARY	INCORPORATION
Acumed Pharmaceuticals, Inc.	Delaware
Ara Pharmaceuticals, Inc.	Delaware
Boston Life Sciences International, Inc.	Delaware
Coda Pharmaceuticals, Inc.	Delaware
Neurobiologics, Inc.	Delaware
ProCell Pharmaceuticals, Inc.	Delaware